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                 September 23, 2022

       Evan Sohn
       Chief Executive Officer
       Recruiter.com Group, Inc.
       500 Seventh Avenue
       New York, New York 10018

                                                        Re: Recruiter.com
Group, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 16,
2022
                                                            File No. 333-267470

       Dear Mr. Sohn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology